                                  [Letterhead]


                                   May 9, 1995


HBO & Company
301 Perimeter Center North
Atlanta, Georgia  30346


     Re:  Registration Statement on Form S-8 for HBO & Company
          Relating to 650,000 Shares of Common Stock, Par Value $0.05 Per Share, Available for Issuance Pursuant to Certain
          Nonqualified Stock Option Agreements
          -----------------------------------------------------------


Ladies and Gentlemen:

     We have acted as counsel for HBO & Company, a Delaware corporation (the "Company"), in connection with the registration of 650,000 shares of common stock of the Company, par value $0.05 per share (the "Shares"), available for issuance pursuant to Nonqualified Stock Option Agreements entered into as of July 16, 1986, January 27, 1991 and April 30, 1991 (collectively, the "Option Agreements").

     We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Option Agreements, against payment of the consideration for the Shares as provided therein, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ Jones, Day, Reavis & Pogue
                                   Jones, Day, Reavis & Pogue


                               Page 25 of 27 Pages